Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANK®

TO ACQUIRE TEXAS BRANCHES OF U.S. BANK

HOUSTON, January 19, 2010. Prosperity Bancshares, Inc.® (NASDAQ: PRSP) announced today the signing of a definitive agreement whereby Prosperity Bank® will acquire the three (3) Texas retail bank branches of U.S. Bank. Prosperity Bank will pay a premium for approximately $420 million in deposits, as well as purchase certain loans and other assets attributable to the branches.

The three locations being acquired by Prosperity are the Texas locations U.S. Bank acquired from the FDIC on October 30, 2009 when U.S. Bank acquired the assets and deposits of the nine (9) subsidiary banks of FBOP Corporation. The Texas banks were Madisonville State Bank in Madisonville, Texas; Citizens National Bank in Teague, Texas; and North Houston Bank in Houston, Texas.

“With the addition of these three (3) locations, Prosperity will operate 161 full service banking centers in Texas,” said David Zalman, Chief Executive Officer and Chairman of Prosperity Bancshares. “We look forward to servicing the Texas customers of U.S. Bank.”

The agreement has been approved by both banks and is expected to close during the first quarter of 2010, although delays could occur. The transaction is subject to certain conditions, including customary regulatory approvals.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, an $8.9 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred fifty-eight (158) full service banking locations; fifty-one (51) in the Houston area; twenty-seven (27) in the South Texas area including Corpus Christi and Victoria; twenty-four (24) in the Dallas/Fort Worth area; twenty (20) in the East Texas area; twenty-seven (27) in the Central Texas area including Austin and San Antonio; and nine (9) in the Bryan/College Station area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports and statements we have filed with the SEC. Copies of the SEC filings for Prosperity Bancshares’s® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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